Exhibit 99.1

NEWS RELEASE

CONTACT: Lester A. Aaron

Chief Financial Officer

818-591-9800

UNICO AMERICAN CORPORATION REPORTS DEPARTURE OF DIRECTOR AND AMENDED AND RESTATED EMPLOYEE AGREEMENT WITH EXECUTIVE

Woodland Hills, CA, March 19, 2015 – Unico American Corporation (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today that:

On March 16, 2015, Warren Orloff informed the Board of Directors of Unico American Corporation (the “Company”) that, for personal reasons, he would not be standing for re-election as a director of Unico American Corporation at the next annual meeting of shareholders.

On and effective as of March 17, 2015, the Company entered into an amended and restated employment agreement (the “employment agreement”) with Cary L. Cheldin (the “Executive”), the President and Chief Executive Officer of the Company. This agreement was approved by the Company’s Board of Directors on March 16, 2015. A copy of the employment agreement is being filed with the SEC as an exhibit to Form 8-K with date of earliest event being reported of March 16, 2015.

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit the Crusader’s Web site at www.crusaderinsurance.com.